Exhibit 99.1

For Immediate Release

A.P. Pharma Receives Nasdaq Stockholder Equity Notification

REDWOOD CITY, Calif. — April 7, 2009 — A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today announced that, on April 2, 2009, the Company received notification from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) that it is not in compliance with the minimum $10 million stockholders’ equity requirement for continued listing on the Nasdaq Global Market under Nasdaq Marketplace Rule 4450(a)(3). The Company has until April 17, 2009 to provide a plan to regain compliance with Nasdaq Global Market continued listing requirements. If Nasdaq accepts the Company’s plan, Nasdaq may grant A.P. Pharma a period of up to 105 days from April 2, 2009 within which to regain compliance with such listing requirements. If Nasdaq determines that A.P. Pharma’s plan is not sufficient to achieve and sustain compliance, it will provide written notice that the Company’s securities will be delisted. At such time, A.P. Pharma may then apply to move to The Nasdaq Capital Market or appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel. The Company intends to submit a plan with Nasdaq before April 17, 2009, to maintain its listing on The Nasdaq Global Market.

This announcement is being made in compliance with Marketplace Rule 4803(a), which requires the Company to make a public announcement through the news media disclosing receipt of the Nasdaq letter and the Nasdaq rules upon which it is based.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using our proprietary Biochronomer™ polymer-based drug delivery technology. Our primary focus is on our lead product candidate, APF530, which has completed a pivotal Phase 3 clinical trial for the prevention of CINV. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company’s web site at www.appharma.com.

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Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, Vice President, Finance and Chief Financial Officer

650-366-2626

and

Investor and Media Relations:

Corporate Communications Alliance, LLC

Edie DeVine, President

209-814-9564

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